As filed with the Securities and Exchange Commission on January 4, 2016
Registration No. 333-147201

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________________________________________________________________________________________________

Post-Effective Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________________________________________________________________________

Forest City Realty Trust, Inc. (Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	47-4113168 (I.R.S. Employer Identification No.)
Terminal Tower, 50 Public Square, Suite 1100 Cleveland, Ohio 44113 (216) 621-6060 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Geralyn M. Presti Terminal Tower, 50 Public Square, Suite 1100 Cleveland, Ohio 44113 (216) 621-6060 (Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________________________________________________________________________

Copies to:

Thomas A. Aldrich, Esq.
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
(216) 566-5500
__________________________________________________________________________________________________________

Approximate date of commencement of proposed sale to the public:  Not applicable. This Post-Effective Amendment deregisters all of the securities that were unsold under the Registration Statement as of the date hereof.
________________________________________________________________________________________________________

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-147201) previously filed by Forest City Enterprises, Inc., an Ohio corporation and the predecessor registrant to Forest City Realty Trust, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on November 7, 2007 (the “Registration Statement”) relating to the offer and resale from time to time of shares of the Predecessor Registrant’s Class A common stock, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling stockholders. This Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and deregister the offer and resale of all unsold securities that were registered under the Registration Statement.

On November 8, 2006, the Predecessor Registrant issued 3,894,232 Class A Common Units in Forest City Master Associates III, LLC (the “Master III Units”), a newly formed limited liability company owned jointly by the Predecessor Registrant and certain of the Predecessor Registrant’s affiliates and Bruce C. Ratner and certain individuals and entities affiliated with Mr. Ratner (the “BCR Entities”), to Bruce C. Ratner and various BCR Entities. Following a one-year lock-up period, holders have had the right to exchange the Master III Units for an equal number of shares of the Predecessor Registrant’s Class A common stock, par value $0.33 1/3 per share, or, at the Predecessor Registrant’s option, cash equal to the then-current market price of the stock. The Predecessor Registrant entered into a registration rights agreement with the BCR Entities in which the Predecessor Registrant agreed to file a shelf registration statement with the Commission with respect to resales of shares of the Predecessor Registrant’s Class A common stock, par value $0.33 1/3 per share, into which the Master III Units may be exchangeable (the “Registration Rights Agreement”). The Predecessor Registrant subsequently filed the Registration Statement to register the resale of such shares.

At 11:59 p.m., Eastern Time, on December 31, 2015 (the “Effective Time”), pursuant to an Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), by and among the Predecessor Registrant, the Registrant, FCILP, LLC, a Delaware limited liability company, and FCE Merger Sub, Inc., an Ohio corporation (“Merger Sub”), Merger Sub merged with and into the Predecessor Registrant, with the Predecessor Registrant surviving as a wholly-owned subsidiary of the Registrant (the “Merger”). The Merger was completed as part of the plan to reorganize the business operations of the Predecessor Registrant to facilitate its qualification as a real estate investment trust for U.S. federal income tax purposes.

At the Effective Time, pursuant to the Merger Agreement, each outstanding share of the Predecessor Registrant’s Class A common stock, par value $0.33 1/3 per share, was converted into one share of the Registrant’s Class A common stock, par value $0.01 per share, and each outstanding share of the Predecessor Registrant’s Class B common stock, par value $0.33 1/3 per share, was converted into one share of the Registrant’s Class B common stock, par value $0.01 per share.

Immediately following the Merger, the Predecessor Registrant converted into a Delaware limited partnership and changed its name to “Forest City Enterprises, L.P.” The Registrant became the publicly-traded parent company of the Predecessor Registrant and succeeded to and began conducting, directly or indirectly, all of the business conducted by the Predecessor Registrant immediately prior to the Merger.

As the successor issuer to the Predecessor Registrant for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, pursuant to the obligations set forth in the Registration Rights Agreement, the Registrant has filed a shelf registration statement on Form S-3 registering the resale of shares of the Registrant’s Class A Common Stock, par value $0.01 per share, issuable upon exchange of the Master III Units. Due to the Registrant’s succession to the Predecessor Registrant’s obligations with respect to the registration of the securities issuable upon exchange of the Master III Units, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 4th day of January, 2016.

FOREST CITY REALTY TRUST, INC.

By: /s/ Robert G. O’Brien

Robert G. O’Brien
Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Ratner*	Chairman of the Board and Director	January 4, 2016
Charles A. Ratner

/s/ David J. LaRue*	President, Chief Executive Officer and Director	January 4, 2016
David J. LaRue	(Principal Executive Officer)

/s/ Robert G. O’Brien	Executive Vice President and Chief Financial Officer	January 4, 2016
Robert G. O’Brien	(Principal Financial Officer)

/s/ Charles D. Obert*	Senior Vice President—Corporate Controller	January 4, 2016
Charles D. Obert	Chief Accounting Officer (Principal Accounting Officer)

/s/ Deborah Ratner Salzberg*	Executive Vice President and Director	January 4, 2016
Deborah Ratner Salzberg

/s/ Brian J. Ratner*	Executive Vice President and Director	January 4, 2016
Brian J. Ratner

/s/ Bruce C. Ratner*	Executive Vice President and Director	January 4, 2016
Bruce C. Ratner

/s/ Ronald A. Ratner*	Executive Vice President and Director	January 4, 2016
Ronald A. Ratner

/s/ Arthur F. Anton*	Director	January 4, 2016
Arthur F. Anton

/s/ Kenneth J. Bacon*	Director	January 4, 2016
Kenneth J. Bacon

/s/ Scott S. Cowen*	Director	January 4, 2016
Scott S. Cowen

/s/ Christine Detrick*	Director	January 4, 2016
Christine Detrick

/s/ Michael P. Esposito, Jr.*	Director	January 4, 2016
Michael P. Esposito, Jr.

/s/ Deborah L. Harmon*	Director	January 4, 2016
Deborah L. Harmon

/s/ Stan Ross*	Director	January 4, 2016
Stan Ross
_______________________

* The undersigned, pursuant to a Power of Attorney executed by each of the Directors and Officers identified above and filed with the Commission, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment to the Registration Statement on Form S-3 on behalf of each of the persons noted above, in the capacities indicated.

/s/ Geralyn M. Presti
Geralyn M. Presti, Attorney-in-Fact Date: January 4, 2016